Exhibit 99.1

Mersana Therapeutics Announces Initiation of Phase 1 Trial of XMT-2056
in HER2-Expressing Tumors

First Immunosynthen ADC product candidate enters the clinic

CAMBRIDGE, Mass., January 25, 2023 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today announced the initiation of patient dosing in its Phase 1 clinical trial of XMT-2056, the company’s lead Immunosynthen product candidate.

XMT-2056 is a systemically administered Immunosynthen STING agonist ADC that is designed to target a novel HER2 epitope and locally activate STING signaling in both tumor-resident immune cells and in tumor cells to provide the potential to treat patients with HER2-high or -low tumors as monotherapy or in combination with standard-of-care agents. The U.S. Food and Drug Administration (FDA) has granted orphan drug designation to XMT-2056 for the treatment of gastric cancer.

“We believe this trial will give us important insights into XMT-2056’s tolerability and clinical activity profile across a range of solid tumors while also helping to demonstrate the differentiated nature of our Immunosynthen platform, which is designed to take ADCs beyond the cytotoxic realm by enabling innate immune activation,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “Given the preclinical activity XMT-2056 has demonstrated as a monotherapy and in combination with multiple agents, including standard-of-care HER2 therapies, we believe XMT-2056 may offer a differentiated and highly complementary therapeutic approach. We are excited to have candidates derived from all three of our ADC platforms in active clinical trials, demonstrating our continued innovation and leadership within the ADC space.”

The multicenter Phase 1 open-label trial will investigate XMT-2056 in previously treated patients with advanced/recurrent solid tumors expressing HER2, including breast, gastric, colorectal and non-small-cell lung cancers. The dose escalation and dose expansion portions of the trial will evaluate and characterize the relationship of safety, tolerability and exposure of XMT-2056 and the ADC’s effect on patient responses by overall response rate, duration of response and disease control rate.

Mersana recently entered into an agreement with GSK that provides GSK with an exclusive option for a global license to co-develop and commercialize XMT-2056. Under the terms of the agreement, Mersana received an upfront option purchase fee of $100 million and is eligible to receive up to $1.36 billion in the form of an option exercise payment and development, regulatory and commercial milestone payments if GSK exercises its option. Mersana has retained options to profit-share and to co-promote in the United States. If it exercises its profit-share option, Mersana will be eligible to receive tiered royalties on net sales of licensed products outside of the United States. If Mersana does not elect to profit-share, it is eligible to receive double-digit tiered royalties on global net sales. If GSK opts into the license, the effectiveness of the license grant may be subject to customary closing conditions, including review under the Hart-Scott-Rodino Act.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE-A, a Phase 1 clinical trial evaluating UpRi in combination with carboplatin; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, those concerning the therapeutic potential of Mersana’s product candidates, including XMT-2056, and its product platforms, including its Immunosynthen platform; the design and objectives of Mersana’s Phase 1 clinical trial of XMT-2056; Mersana’s collaboration with GSK; the development and potential commercialization of XMT-2056; the potential to receive future option and milestone payments and royalties pursuant to the collaboration with GSK; Mersana’s options to share in U.S. profits/losses and to co-promote XMT-2056, if approved, in the United States; and the terms and conditions of and conditions related to Mersana’s ability to consummate its negotiated license transaction with GSK. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; whether the outcomes of preclinical studies will be predictive of clinical trial results; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; expectations for regulatory approvals to conduct trials or to market products; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 7, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com